Exhibit 99.1

GENCOR RELEASES SECOND QUARTER FISCAL 2016 RESULTS

May 9, 2016 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenue for the quarter ended March 31, 2016 increased 60.5% to $22.1 million from $13.8 million for the quarter ended March 31, 2015. Gross margin was 24.6% for the quarter ended March 31, 2016 compared with 26.4% for the quarter ended March 31, 2015. Selling, general and administrative (“SG&A”) expenses increased $414,000 to $2,190,000 for the quarter ended March 31, 2016, from $1,776,000 for the quarter ended March 31, 2015. Increased staffing along with higher sales commissions contributed to the increased SG&A expenses. Operating income for the quarter ended March 31, 2016 was $2.9 million compared to $1.5 million for the quarter ended March 31, 2015.

The Company had non-operating expenses of $(0.3) million for the quarter ended March 31, 2016 compared to non-operating income of $0.4 million for the quarter ended March 31, 2015. Net income was $1.6 million, or $0.17 per basic and diluted share, for the quarter ended March 31, 2016, compared to $1.2 million, or $0.12 per basic and diluted share, for the quarter ended March 31, 2015.

For the six months ended March 31, 2016 the Company had net revenue of $35.3 million and net income of $3.2 million ($0.34 per basic share and $0.33 per diluted share) versus net revenue of $20.0 million and net income of $0.1 million ($0.01 per basic and diluted share) for the six months ended March 31, 2015.

At March 31, 2016, the Company had $102.2 million of cash and marketable securities compared to $95.5 million at September 30, 2015. Net working capital was $109.5 million at March 31, 2016. The Company has no short or long term debt.

E.J. Elliott, Gencor’s CEO & Chairman, commented, “Revenue growth in the second quarter and first half of 2016 has been strong as sales, since the signing of the five year FAST Act, have exceeded our expectations. The Company’s second quarter’s gross margins of 24.6% are consistent with first quarter’s gross margins, reflecting efficient operations and good cost controls. First half fiscal 2016 revenues of $35.3 million and gross margins of 24.7% represent the Company’s best first half performance since 2008. SG&A increased moderately, primarily due to higher sales commissions.

Domestic demand for our products continues to be robust. Customers have begun making inquiries for shipments of our asphalt plants into 2017. Typically, customers start planning the purchase of next year’s equipment in the fall. We are hopeful that many of these opportunities will turn into orders.

With the first half of fiscal 2016 complete and a backlog of $31.6 million going into the third quarter, I am optimistic that fiscal 2016 revenues will be up significantly from fiscal 2015. On the cost side, we continue to benefit from tight controls on costs. This should result in a continued improvement in operating margins.”

Gencor Industries is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials, synthetic fuels, and environmental control machinery and equipment used in a variety of industrial applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2015; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000